EXHIBIT 99.1

RPX Corporation Board of Directors Names Roberts CEO, Announces New Board Member

SAN FRANCISCO – March 20, 2017 – RPX Corporation (NASDAQ: RPXC), the leading provider of patent risk and discovery management solutions, today announced that the Board of Directors has named Marty Roberts Chief Executive Officer and President of the Company. Mr. Roberts had been serving as Interim CEO since February 5, 2017.

The Company also announced that Magdalena Yesil has joined its Board of Directors and that current board member Shelby Bonnie has been appointed Chairman of the Board. All appointments are effective as of March 15, 2017.

“With these strategic changes, RPX builds upon a foundation of strong leadership, and the Board is confident that the Company will continue to successfully execute against its long-term strategy to drive shareholder value,” said Mr. Bonnie.

“After conducting a search for a CEO, it was clear to us that Marty was the best candidate,” Mr. Bonnie continued. “Marty has been a long-term, senior member of the RPX team, with deep knowledge of the patent business and broader industry. His leadership and management skills will be critical in executing against the sizable opportunities that lie ahead of the Company. We are delighted to have him continue in the CEO role.”

In assuming the role of CEO and President, Mr. Roberts immediately relinquishes his role as the Company’s General Counsel.

“RPX is operating from a position of strength as we move forward, and I am excited about what’s to come,” said Mr. Roberts. “While we focus on execution of our current plans, we are also identifying opportunities to leverage the data and relationships core to our business, allowing RPX to bring greater cost efficiency not only to the patent marketplace, but also to additional functions of corporate legal departments.”

Prior to joining RPX in 2010, Mr. Roberts served as General Counsel of Linden Lab where he was responsible for managing the legal department and advising the company’s board and management on legal issues and corporate governance matters. Before joining Linden Lab, he was Deputy General Counsel of eBay Inc., where he managed regulatory affairs and legal operations. Mr. Roberts received his law degree from the University of Alabama School of Law and a BA from the University of Virginia.

”We are also delighted that Magdalena is joining our Board,” Mr. Bonnie said. “She has extensive technology industry experience as an investor, founder, and board member of multiple companies.”

Ms. Yesil is the first investor in and founding board member of Salesforce and served on that company’s board for more than six years. She spent eight years as a general partner at the venture capital firm US Venture Partners, making 16 investments in a variety of technology start-ups. Prior to her investing career, Ms. Yesil was an entrepreneur and multiple time founder with UUnet, CyberCash, and MarketPay, and was chosen Entrepreneur of the Year by Red Herring. Most recently, she co-founded Broadway Angels, an angel group based in San Francisco. Ms. Yesil received a BS in industrial engineering and management science and an MS in electrical engineering from Stanford University.

“I have long admired RPX’s ability to innovate and bring solutions that drive transparency and efficiency around patent litigation, a problem nearly every company faces,” said Ms. Yesil. “I am pleased to be joining the Company’s Board, and I look forward to helping build upon the Company’s current success.”

About RPX

RPX Corporation (NASDAQ: RPXC) is the leading provider of patent risk and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of December 31, 2016, RPX had invested over $2 billion to acquire more than 16,600 US and international patent assets and rights on behalf of nearly 350 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions. Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

Contacts:

Investor Relations	Media Relations
JoAnn Horne	Jen Costa
Market Street Partners	RPX Corporation
(415) 445-3233	(415) 852-3180
ir@rpxcorp.com	media@rpxcorp.com